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Exhibit 10.10.3

Third Amendment to
Coldwater Creek Inc.
Supplemental Executive Retirement Plan

        1.     Section 3.5 "Adjustments for Form of Benefit" shall be deleted in its entirety and replaced with the following:

        "An election under this Section 3.5 for a form of benefit other than a single life annuity may be made at any time before the end of the calendar year prior to the year of the Participant's Early Retirement Date. After any appropriate reduction is made in a Participant's pension under this Plan for the commencement of payment prior to the Participant's Normal Retirement Date, appropriate adjustment shall be made in the form of a joint or survivor annuity, if elected. The joint and survivor annuity which may be elected is an annuity payable in monthly installments for the life of the Participant, to continue after the Participant's death at 50% or 100% of the Participant's benefit to the individual designated Beneficiary for life if that designated Beneficiary survives the Participant. The last benefit payment under this optional form shall be the payment due on the first day of the month in which occurs the later of the death of the Participant or the death of the designated Beneficiary. The percentage of the Participant's benefit to be continued and the individual Beneficiary must be irrevocably designated by the Participant prior to the time benefits commence to the Participant. This form of payment shall be the Actuarial Equivalent of the single life annuity otherwise payable to the Participant, based on the age of the Participant and the age of the Participant's beneficiary as of the Benefit Commencement Date."

        2.     In all respects not amended, the SERP is confirmed and ratified. All capitalized terms not defined herein shall have the meaning ascribed in the SERP.

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  Exhibit 10.10.3